Exhibit 99.1

Investor Relations:

Kathleen Nemeth

Juniper Networks

(408) 936-8687

kbnemeth@juniper.net

Media Relations:

Leslie Moore

Juniper Networks

(408) 936-5767

llmoore@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FIRST QUARTER 2017 FINANCIAL RESULTS

Company delivers year-over-year revenue growth and earnings expansion

SUNNYVALE, Calif., April 25, 2017 - Juniper Networks (NYSE: JNPR), an industry leader in automated, scalable and secure networks, today reported preliminary financial results for the three months ended March 31, 2017 and provided its outlook for the three months ending June 30, 2017.

Net revenues for the first quarter of 2017 were $1,221.0 million, an increase of 11% year-over-year and a decrease of 12% sequentially.

Juniper’s GAAP operating margin for the first quarter of 2017 was 12.8%, a decrease from 13.5% in the first quarter of 2016, and a decrease from 20.7% in the fourth quarter of 2016.

Non-GAAP operating margin for the first quarter of 2017 was 20.8%, an increase from 19.3% in the first quarter of 2016, and a decrease from 26.5% in the fourth quarter of 2016.

Juniper posted GAAP net income of $108.8 million, an increase of 19% year-over-year, and a decrease of 42% sequentially. GAAP diluted earnings per share for the first quarter of 2017 was $0.28.

Non-GAAP net income was $178.0 million, an increase of 25% year-over-year, and a decrease of 30% sequentially. Non-GAAP diluted earnings per share for the first quarter of 2017 was $0.46.

The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Preliminary Net Revenues by Geographic Region table below.

“We had a positive start to 2017, delivering strong year-over year revenue and earnings growth,” said Rami Rahim, chief executive officer at Juniper Networks. “I am proud of the strength of our product and solution portfolios, pleased with the diversification of our customer base, and confident in our ability to execute to our strategy. We continue to drive strong momentum with cloud solutions across our key verticals.”

“We continue to focus on driving profitable growth and delivering shareholder value,” said Ken Miller, chief financial officer at Juniper Networks. “We managed operating expenses prudently and delivered strong year-over-year earnings expansion. In addition, we had a particularly strong quarter of cash flow from operations and are delivering against our capital return program.”

Other Financial Highlights

Total cash, cash equivalents, and investments as of March 31, 2017 were $4,044 million, compared to $3,657 million as of December 31, 2016, and $3,417 million as of March 31, 2016.

Juniper’s net cash flows provided by operations for the first quarter of 2017 was $545 million, compared to net cash flows provided by operations of $335 million in the fourth quarter of 2016, and $172 million in the first quarter of 2016.

Days sales outstanding in accounts receivable, or “DSO,” was 49 days in the first quarter of 2017, compared to 68 days in the fourth quarter of 2016, and 64 days in the first quarter of 2016.

Capital expenditures were $32 million and depreciation and amortization expense was $54 million during the first quarter of 2017.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.10 per share to be paid on June 22, 2017 to shareholders of record as of the close of business on June 1, 2017.

During the first quarter of 2017, the Company repurchased $125 million of shares and paid $38 million in dividends. In 2017, we intend to return approximately 50% of annual free cash flow to our shareholders, inclusive of share repurchases and dividends.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

For the second quarter, Juniper Networks expects the gross margin range to be 62.5%, plus or minus 0.5%, primarily due to customer and product mix, as well as cost increases in certain memory components.

Juniper Networks intends to drive earnings expansion this year through focused execution and prudent operating expense management. This year, the Company expects to achieve its long term model of 39% non-GAAP operating expenses as a percent of revenue, in-line with its long term target which is earlier than its previous commitment.

Juniper’s guidance for the quarter ending June 30, 2017 is as follows:

•	Revenues will be approximately $1,280 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 62.5%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be approximately $500 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 23.5% at the midpoint of revenue guidance.

•	Non-GAAP tax rate will be approximately 27.5%.

•	Non-GAAP net income per share will be approximately $0.54, plus or minus $0.03. This assumes a share count of approximately 385 million.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, litigation settlement and resolution charges, supplier component remediation charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

First Quarter 2017 Financial Commentary Available Online

A CFO Commentary reviewing the Company’s first quarter 2017 financial results, as well as second quarter 2017 financial outlook will be furnished to the SEC on Form 8-K and published on the Company’s website at http://investor.juniper.net. Analysts and investors are encouraged to review this commentary prior to participating in the conference call webcast.

Conference Call Webcast

Juniper Networks will host a conference call webcast today, April 25, 2017, at 2:00 pm PT, to be broadcast live over the Internet at http://investor.juniper.net. To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks (NYSE: JNPR) challenges the status quo with products, solutions and services that transform the economics of networking. Our team co-innovates with our customers and partners to deliver automated, scalable and secure networks with agility, performance and value. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Investors and others should note that the Company announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter account @JuniperNetworks and the Company’s blogs as a means of disclosing information about the Company and for complying with its disclosure obligations under Regulation FD. The social media channels that the Company intends to use as a means of disclosing information described above may be updated from time to time as listed on the Company’s Investor Relations website.

Juniper Networks, the Juniper Networks logo, Juniper, and Junos are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Safe Harbor

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, expectations with respect to market trends (including pricing pressure and product mix fluctuations), future strategy, strength of certain customer segments, ability to expand business opportunities, cost management, and overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; and other factors listed in Juniper Networks’ most recent report on Form 10-K filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Use of Non-GAAP Financial Information

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.

Revenue by Vertical

Beginning in the first quarter of 2017, Juniper Networks is now providing revenue commentary for its key customer verticals: Cloud, Telecom / Cable, and Strategic Enterprise. The Company believes its key customer verticals provide better visibility into its business compared to the historical revenue commentary it provided by market (Service Provider and Enterprise). Additionally, Juniper Networks has included a schedule showing the historic revenue for FY2015, FY2016, and the prior four quarters by key customer vertical in the “Preliminary Supplemental Data” of the CFO Commentary. The Company no longer intends to provide commentary on the Service Provider and Enterprise markets. Juniper Networks notes that the Cloud vertical includes a mix of customers previously reported under Service Provider and Enterprise. The Company includes a customer within the Cloud vertical if the customer’s business significantly relies on the cloud for the delivery of their product and services.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Net revenues:
Product	$828.9	$753.0
Service	392.1	344.9

Total net revenues	1,221.0	1,097.9
Cost of revenues:
Product	330.2	277.9
Service	144.2	129.1

Total cost of revenues	474.4	407.0

Gross margin	746.6	690.9
Operating expenses:
Research and development	276.2	251.0
Sales and marketing	244.2	231.8
General and administrative	50.5	59.4
Restructuring charges	19.4	—

Total operating expenses	590.3	542.2

Operating income	156.3	148.7
Other expense, net	(15.7)	(22.2)

Income before income taxes	140.6	126.5
Income tax provision	31.8	35.1

Net income	$108.8	$91.4

Net income per share:
Basic	$0.29	$0.24

Diluted	$0.28	$0.23

Shares used in computing net income per share:
Basic	380.9	383.2

Diluted	388.0	389.3

Cash dividends declared per common stock	$0.10	$0.10

Juniper Networks, Inc.

Preliminary Net Revenues by Product and Service

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Routing	$521.6	$504.1
Switching	241.6	175.5
Security	65.7	73.4

Total product	828.9	753.0
Total service	392.1	344.9

Total	$1,221.0	$1,097.9

Juniper Networks, Inc.

Preliminary Net Revenues by Vertical

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Cloud	$331.6	$264.8
Telecom/Cable	568.5	518.1
Strategic Enterprise	320.9	315.0

Total	$1,221.0	$1,097.9

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Americas	$711.6	$628.2
Europe, Middle East, and Africa	284.5	285.4
Asia Pacific	224.9	184.3

Total	$1,221.0	$1,097.9

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

		Three Months Ended
		March 31, 2017	December 31, 2016	March 31, 2016
GAAP operating income		$156.3	$287.2	$148.7
GAAP operating margin		12.8%	20.7%	13.5%
Share-based compensation expense	C	62.0	63.8	51.8
Share-based payroll tax expense	C	4.4	0.3	3.7
Amortization of purchased intangible assets	A	4.3	3.3	3.3
Restructuring charges	B	19.4	0.1	—
Acquisition-related and other charges	A,B	0.3	1.1	4.2
Supplier component remediation charges	B	7.1	10.8	—

Non-GAAP operating income		$253.8	$366.6	$211.7
Non-GAAP operating margin		20.8%	26.5%	19.3%

GAAP net income		$108.8	$188.9	$91.4
Share-based compensation expense	C	62.0	63.8	51.8
Share-based payroll tax expense	C	4.4	0.3	3.7
Amortization of purchased intangible assets	A	4.3	3.3	3.3
Restructuring charges	B	19.4	0.1	—
Acquisition-related and other charges	A,B	0.3	1.1	1.5
Supplier component remediation charges	B	7.1	10.8	—
Loss on equity investments	B	—	1.6	5.1
Income tax effect of non-GAAP exclusions	B	(28.3)	(15.6)	(14.6)

Non-GAAP net income		$178.0	$254.3	$142.2

GAAP diluted net income per share		$0.28	$0.49	$0.23

Non-GAAP diluted net income per share	D	$0.46	$0.66	$0.37

Shares used in computing diluted net income per share		388.0	385.6	389.3

Discussion of Non-GAAP Financial Measures

This press release, including the tables above, includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: operating income; operating margin; net income; and diluted net income per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, certain of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business, excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges, impairment charges, litigation settlement and resolution charges, supplier component remediation charges, gain or loss on equity investments, the retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events, including the following, when applicable: (i) restructuring charges; (ii) gain or loss on equity investments; (iii) supplier component remediation charges; and (iv) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. Restructuring charges result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. These expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance with these amounts both included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. Due to the varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation and related payroll tax allows for more accurate comparisons of our operating results to our peer companies and is useful to investors to understand the impact of share-based compensation to our results of operations. Further, expense associated with granting share-based awards does not reflect any cash expenditures by the company as no cash is expended.

Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,242.0	$1,833.2
Short-term investments	742.3	752.3
Accounts receivable, net of allowances	670.9	1,054.1
Prepaid expenses and other current assets	338.6	332.3

Total current assets	3,993.8	3,971.9
Property and equipment, net	1,050.4	1,063.8
Long-term investments	1,059.4	1,071.8
Restricted cash and investments	93.5	99.9
Purchased intangible assets, net	125.9	130.2
Goodwill	3,079.4	3,081.7
Other long-term assets	235.6	237.2

Total assets	$9,638.0	$9,656.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201.9	$221.0
Accrued compensation	177.4	233.6
Deferred revenue	992.5	1,032.0
Other accrued liabilities	210.8	249.3

Total current liabilities	1,582.6	1,735.9
Long-term debt	2,134.4	2,133.7
Long-term deferred revenue	500.5	449.1
Long-term income taxes payable	216.7	209.2
Other long-term liabilities	185.4	166.1

Total liabilities	4,619.6	4,694.0
Total stockholders’ equity	5,018.4	4,962.5

Total liabilities and stockholders’ equity	$9,638.0	$9,656.5

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016(*)
Cash flows from operating activities:
Net income	$108.8	$91.4
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	62.0	51.8
Depreciation, amortization, and accretion	55.8	47.0
Deferred income taxes	15.3	21.1
(Gain) loss on investments and fixed assets, net	(1.0)	5.4
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	383.0	(3.2)
Prepaid expenses and other assets	(3.5)	(59.6)
Accounts payable	(18.4)	69.8
Accrued compensation	(47.2)	(89.3)
Income taxes payable	4.1	(24.2)
Other accrued liabilities	(25.5)	(29.8)
Deferred revenue	11.9	92.0

Net cash provided by operating activities	545.3	172.4

Cash flows from investing activities:
Purchases of property and equipment	(32.1)	(49.3)
Proceeds from sales of available-for-sale investments	218.8	286.2
Proceeds from maturities and redemptions of available-for-sale investments	184.3	79.6
Purchases of available-for-sale investments	(378.9)	(360.7)
Purchases of trading investments	(1.8)	(2.5)
Purchases of privately-held investments	—	(10.5)

Net cash used in investing activities	(9.7)	(57.2)

Cash flows from financing activities:
Proceeds from issuance of common stock	33.7	32.0
Purchases and retirement of common stock	(129.7)	(83.4)
Issuance of debt, net	—	494.0
Payment of debt	—	(300.0)
Payment of cash dividends	(38.0)	(38.3)

Net cash (used in) provided by financing activities	(134.0)	104.3

Effect of foreign currency exchange rates on cash and cash equivalents	7.2	5.6

Net increase in cash and cash equivalents	408.8	225.1
Cash and cash equivalents at beginning of period	1,833.2	1,420.9

Cash and cash equivalents at end of period	$2,242.0	$1,646.0

(*)	During the first quarter of fiscal 2017, the Company adopted the new accounting pronouncement on Improvements to Employee Share-Based Payment Accounting, requiring excess tax benefits to be presented as an operating activity in the consolidated statements of cash flows. The Company applied this provision on a retrospective basis. For the first quarter of 2016, the Company had no excess tax benefits from share-based compensation.